Exhibit 23.2

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTS

We hereby consent to the incorporation by reference in the Registration Statements filed on Form S-8 dated July 11, 1996 (Registration No. 333-09139) and December 23, 1999 (Registration No. 333-03503) of our report dated March 7, 2003 relating to the consolidated balance sheet of Pharmaceutical Formulations, Inc. and subsidiaries as of December 28, 2002, June 29, 2002 and June 30, 2001 and the related consolidated statements of operations, changes in stockholders’ (deficiency) and cash flows for the six-month period ended December 28, 2002 and for each of the two years in the period ended June 29, 2002 appearing in this Form 10-K.

/s/ BDO Seidman, LLP

Woodbridge, New Jersey
April 2, 2004